EXHIBIT 2.1

                          Amendment No. 1 to Securities
                           Purchase and Sale Agreement

         This Amendment No. 1 to Securities Purchase and Sale Agreement ("Amendment") is entered into as of October 31, 1996 among General Communication, Inc., an Alaska corporation ("Buyer"), Prime Venture I Holdings, L.P., a Delaware limited partnership ("Holdings"), Prime Cable Growth Partners, L.P. a Delaware limited partnership ("Growth"), Prime Venture II, L.P., a Delaware limited partnership ("PVII"), Prime Cable Limited Partnership, a Delaware limited partnership (`PCLP"), BancBoston Capital, Inc., a Massachusetts corporation ("BBC"), First Chicago Investment Corporation, a Delaware corporation ("FCIC"), Madison Dearborn Partners V, an Illinois partnership ("MDP"), Austin Ventures, L.P., a Delaware limited partnership ("AV"), William Blair Ventures Partners III Limited Partnership, an Illinois limited partnership ("WBVP"), Centennial Fund II, L.P., a Delaware limited partnership ("CFII"), Centennial Fund III, L.P., a Colorado limited partnership ("CFIII"), Centennial Business Development Fund, Ltd., a Colorado limited partnership ("CBDF," and collectively with Holdings, Growth, PVII, PCLP, BBC, FCIC, MDP, AV, WBVP, CFII and CFIII, the "Sellers"), and Prime II Management, L.P., a Delaware limited partnership ("PIIM"), individually and acting as Sellers' Agent on behalf of the Sellers.

         WHEREAS, Buyer, Sellers and PIIM are parties to that certain Securities Purchase and Sale Agreement dated May 2, 1996 (as amended herein, the "Agreement"), pursuant to which Sellers have agreed to sell to Buyer, directly or indirectly, all of their respective interests in Prime Cable of Alaska, L.P., a Delaware limited partnership (the "Company"); and

         WHEREAS, Buyer, Sellers and PIIM now desire to amend the Agreement to provide for certain changes which the Company has agreed to make to its historical financial statements in response to comments made by the Securities and Exchange Commission (the "SEC") in response to Buyer's submission to the SEC of its proxy statement/prospectus;

         NOW, THEREFORE, for and in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are acknowledged by the execution and delivery hereof, the parties agree as follows (capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Agreement):

         1.       Amendments to the Agreement.

         1.1 Amendment to Section 3.9. Section 3.9 of the Agreement is amended by deleting the existing Section 3.9 and inserting a new Section 3.9 which shall read as follows:

                  "3.9 Indebtedness. As of February 29, 1996, Company's combined outstanding subordinated and senior debt (i) less any


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                  positive  working  capital balance or plus any working capital deficit, as the case may be, calculated without regard to the current portion of long term debt, and (ii) excluding the liability of Company related to the profit participation interests in Company owned by BBC, FCIC and MDP (the "Profit
                  Participation    Obligation")(which    Profit    Participation
                  Obligation will be discharged at the Closing by Buyer's issuance of a portion of the GCI Shares to BBC, FCIC and MDP pursuant to the terms of this Agreement), did not exceed $107,000,000 in the aggregate."

         1.2 Amendment to Section 3.16. Section 3.16 of the Agreement is amended by deleting the existing Section 3.16 and inserting a new Section 3.16 which shall read as follows:

                  "3.16 Financial Statements. Sellers have delivered to Buyer correct and complete copies of Company's audited financial statements for each of the two most recent fiscal years ended prior to the date of this Agreement (such audit financial statements for the fiscal year ended December 31, 1995 having been restated in September 1996 to reflect the Profit Participation Obligation) and unaudited interim monthly financial statements for the two month period ended February 29, 1996 (the "Financial Statements"). The Financial Statements were prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods covered thereby (and except, in the case of interim financial statements, subject to normal recurring year-end adjustments and the absence of footnotes), and fairly present in accordance with generally accepted accounting principles the financial condition and results of operation of Company as of the dates indicated and for the periods covered thereby. Except as disclosed by, or reserved against in, its most recent balance sheet included in the Financial Statements (and except for the subsequent adjustment made in September 1996 to reflect the Profit Participation Obligation), Company did not have as of the date of such balance sheet any liability or obligation, whether accrued, absolute, fixed, or contingent (including, without limitation, liabilities for taxes or unusual forward or long-term commitments), which was material to the business, results of operations, or financial condition of Company and which is required to be disclosed on, or reserved against in, a balance sheet. Sellers have received no notice of any fact which may form a basis for any claim by a third party which, if asserted, could result in a liability affecting Company not disclosed by or reserved against in the most recent balance sheet of Company. From the date of the most recent balance sheet included in the Financial Statements to and


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                  including  the date of this  Agreement,  (i) the CATV Business has been operated only in the ordinary course, (ii) Company has not sold or disposed of any assets other than in the ordinary course of business, (iii) there has not occurred any material adverse change or event in the business, operations,
                  assets,   liabilities,   financial  condition  or  results  of
                  operations of Company  compared to the  business,  operations,
                  assets,  liabilities,   financial  condition,  or  results  of
                  operations reflected in the Financial Statements, and (iv) there has not occurred any theft, damage, destruction, or loss which has had a material adverse effect on Company."

         1.3 Amendment to Section 3.27. Section 3.27 of the Agreement is amended by deleting the existing Section 3.27 and inserting a new Section 3.27 which shall read as follows:

                  "3.27 No Other Assets or Liabilities. Except for the Excluded Assets and the Other Required Assets, Company does not own, use or hold for use any material assets of any kind other than the Assets described on Schedules 2, 3, 5 and 6; and Company has no material liabilities, obligations, or commitments of any kind other than (i) obligations under the CATV Instruments and Company Contracts described on Schedules 2 and 3, (ii) liabilities disclosed on the Financial Statements (as adjusted in September 1996 to reflect the Profit Participation Obligation), and (iii) liabilities incurred after the date of this Agreement in the ordinary course of business and in compliance with the terms of this Agreement."

         1.4 Amendment to Section 9.5. Section 9.5 of the Agreement is amended by deleting the existing Section 9.5 and inserting a new Section 9.5 which shall read as follows:

                  "9.5 Cash Flow, Indebtedness. As of the Closing Date, Company's Operating Cash Flow for the full months in 1996 that precede the Closing shall be no less than ninety percent (90%) of Company's budgeted Operating Cash Flow for such period (the difference between (A) such actual Operating Cash Flow to the extent that it is not less than ninety percent (90%) of such budgeted Operating Cash Flow, and (B) such budgeted Operating Cash Flow, being referred to herein as the "Prime Cash flow Shortfall"). Company's budgeted Operating Cash Flow for 1996 is $17,600,000. As of the Closing Date, the combined outstanding subordinated and senior debt (i) less any positive working capital balance or plus any working capital deficit, as the case may be, calculated without regard to the current portion of long term debt, and (ii) excluding the Profit Participation Obligation, for the


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                  Company shall not exceed the sum of (A) $108,000,000, plus (B)
                  indebtedness in an amount equal to the sum of (X) the aggregate amount not exceeding $7,000,000 to be spent (the "Prime Upgrade Expense") on upgrading the CATV Business (the "Alaska System Upgrade"), (Y) the aggregate amount of any Prime Cap-Ex Excess excluding any expenditures on the Alaska System Upgrade (including in such excluded expenditures the Prime Upgrade Expense), and (Z) the Prime Cash Flow Shortfall (provided, that the Profit Participation Obligation will be discharged at the Closing by Buyer's issuance of a portion of the GCI Shares to BBC, FCIC and MDP pursuant to the terms of this Agreement)."

         1.5 Amendment to Section 11.1. Section 11.1 of the Agreement is amended by deleting the existing Section 11.1 and inserting a new Section 11.1 which shall read as follows:

                  "11.1 Simultaneous Closing. The closing of the transactions contemplated under the GCI and MCI Stock Purchase Agreement dated September 13, 1996 (the "MCI Stock Purchase Agreement"), shall occur on the Closing Date substantially simultaneously with the Closing hereunder, whereby MCI shall purchase for cash Two Million shares of Buyer's Class A common stock, at a price equal to $6.50 per share."

         2.       Miscellaneous.

                  2.1 Counterparts. This Amendment may be executed by one or more of the parties hereto in any number of counterparts and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

                  2.2 Construction. Each of the parties hereto acknowledges that it has reviewed this Amendment and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments hereto.

                  2.3 Governing Law. This Amendment shall be governed by and construed in accordance with the internal laws, and not the law of conflicts, of the State of Alaska.

                  2.4 Further Assurances. The parties agree that they will take all such further actions and execute and deliver all such further instruments and documents as may be required in order to effectuate the agreements set forth in this Amendment.

                  2.5 Miscellaneous. Except to the extent specifically amended hereby, the provisions of the Agreement shall remain unmodified and the Agreement is hereby confirmed as being in full force and effect. This Amendment and the Agreement constitute the entire


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understanding  of the  parties  with  respect to the  subject  matter  hereof an thereof and supersede all prior and current understandings and agreements, whether written or oral.

                                    * * * * *




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         IN  WITNESS  WHEREOF,  the  parties  hereto  have  duly  executed  this
Amendment as of the date first above written.

                                               BUYER:

                                               GENERAL COMMUNICATIONS, INC.

                                               By: /s/
                                               Name: John M. Lowber
                                               Title: Senior Vice President


                                               SELLERS:

                                               PRIME  VENTURE I HOLDINGS,  L.P.,
                                               PRIME  CABLE   GROWTH   PARTNERS,
                                               L.P.,    PRIME   CABLE    LIMITED
                                               PARTNERSHIP,  BANCBOSTON CAPITAL,
                                               INC.,  FIRST  CHICAGO  INVESTMENT
                                               CORPORATION,   MADISON   DEARBORN
                                               PARTNERS  V,  PRIME  VENTURE  II,
                                               L.P.,   AUSTIN  VENTURES,   L.P.,
                                               WILLIAM  BLAIR  VENTURE  PARTNERS
                                               III     LIMITED      PARTNERSHIP,
                                               CENTENNIAL    FUND   II,    L.P.,
                                               CENTENNIAL  FUND III,  L.P.,  and
                                               CENTENNIAL  BUSINESS  DEVELOPMENT
                                               FUND,    LTD.,    by   Prime   II
                                               Management, L.P. as Sellers'Agent
                                               pursuant to Section  19.13 of the
                                               Agreement

                                               Prime II Managment L.P.

                                               By: Prime II Management, Inc.
                                               Its: General Partner

                                               By: /s/
                                               Name: Rudolph H. Green
                                               Title: Vice President



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                                               PIIM:

                                               PRIME II MANAGEMENT, L.P.

                                               By: Its General Partner

                                               Prime II Management, Inc.

                                               By: /s/
                                               Name: Rudolph H. Green
                                               Title: Vice President



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